UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 23, 2015

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 8, 2015, RAIT Financial Trust ("RAIT") issued a press release announcing the fourth quarter cash distribution on RAIT’s common shares and a reaffirmation of RAIT’s cash available for distribution guidance for the fourth quarter of 2015. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On November 23, 2015, a shareholders’ derivative action (the "Action") was filed in the Court of Common Pleas of Philadelphia County (the "Court") (Civil Case No. 151103347) naming RAIT, as nominal defendant, and certain of our current and former executive officers and trustees as defendants (the "Individual Defendants"). The complaint in the Action alleges a single count of breach of fiduciary duty by the Individual Defendants allegedly arising out of the subject matter of the settlement between Taberna Capital Management, LLC, a RAIT subsidiary, and the United States Securities and Exchange Commission previously disclosed by RAIT. After receiving an earlier demand letter containing substantially similar allegations, purportedly sent on behalf of the RAIT shareholder who filed the Action, RAIT’s board of trustees (the "Board") appointed and authorized a special committee of the Board (the "Special Committee") to investigate the shareholder’s allegations and determine what action, if any, RAIT should take in response.

RAIT and counsel for the plaintiff shareholder in the Action have reached an agreement in principle to settle the Action. RAIT expects to seek the approval of the Special Committee to enter into such a settlement. If the Special Committee approves, and final approval of the settlement is granted by the Court, the Action will be dismissed with prejudice without any monetary damages paid by or on behalf of RAIT or any of the Individual Defendants. At this juncture, however, we cannot guarantee that these approvals will be forthcoming. Similarly, we cannot guarantee what the exact terms of any such final settlement or other resolution of this matter will be.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

December 8, 2015	By:	/s/ James J. Sebra

Name: James J. Sebra
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release.